Exhibit 99.1
Contact:
     Dr. Rajesh C. Shrotriya
     Chairman, President and CEO
     (949) 743-9295
Spectrum Pharmaceuticals to Acquire NDA for an
Oncology Drug and other Assets
•	Key product in acquisition is Levofolinic acid (LFA) for which a New Drug Application (NDA) is on file with the FDA

•	Spectrum to acquire North American rights to LFA, which is marketed by Wyeth, Sanofi-Aventis and others in certain parts of the world, including Europe and Japan

•	Approval and Launch in the US expected late next year

•	LFA has received two FDA orphan drug designations

•	LFA is used extensively with 5-FU-containing chemotherapy regimens outside the US

•	Conference call on Wednesday, March 22, 2006 at 4:30 p.m. ET (1:30 p.m. PT) to discuss LFA and the acquisition

•	Live Webcast will also be available at www.spectrumpharm.com.
     IRVINE, Calif., March 20, 2006 — Spectrum Pharmaceuticals, Inc. (Nasdaq: SPPI) today announced that it has entered into a definitive agreement to acquire all of the oncology drug assets of Targent, Inc. The key product to be acquired is levofolinic acid (LFA), the pure active isomer of calcium leucovorin, a component of “standard of care” 5-fluorouracil (5-FU) containing regimens for the treatment of colorectal and other malignancies. Calcium leucovorin is also used after the administration of high-dose methotrexate in treating certain malignancies.
     A New Drug Application (NDA) for LFA has been filed with by the Food and Drug Administration (FDA) for the osteosarcoma indication. In addition, LFA has been granted orphan drug status for colorectal cancer in combination with 5-FU and for osteogenic sarcoma in use with metheotrexate rescue. LFA is currently marketed by Wyeth, Sanofi-Aventis and others in certain parts of the world, including Europe and Japan, while Spectrum will obtain the rights in the U.S., Canada and Mexico. It is estimated that the current annual market of LFA outside North America is approximately $200 million.
     “We are very excited to add LFA to Spectrum’s broad portfolio of late stage anti-cancer drugs currently under development,” stated Rajesh C. Shrotriya, M.D., Chairman, Chief Executive Officer and President. “While LFA was recommended for approval by the Oncology Advisory Committee at a vote of 8-0, the Chemistry Manufacturing and Control portion of the submission generated additional questions from the FDA. We believe that it is possible to file a response to these questions in approximately one year and to have this important drug available to patients in late 2007.
     “Scientific consensus in the U.S. and abroad acknowledges that LFA is the only active isomer of leucovorin,” said Dr, Luigi Lenaz, Chief Scientific Officer for Spectrum. “The currently available drug on the market (calcium leucovorin) is a racemic mixture containing only 50% of active drug LFA. “Consistent with the FDA’s position to develop pure isomers of drugs, LFA represents an improvement over the currently marketed product and an opportunity for Spectrum to launch its first proprietary drug.”
     “We are very pleased to be able to work closely with the team at Spectrum, who has expertise and an established track record in the development of oncology drugs,” stated Dr. Patrick Maguire, Chief Executive Officer of Targent. “Spectrum’s pipeline of several oncology drugs will provide greater visibility for our drugs within the medical community.”
     Under the terms of the agreement, Spectrum has agreed to issue to Targent an aggregate amount of 600,000 shares of the company’s common stock at closing. Only 1/3rd (200,000) of these shares will be registered for resale. The remaining 2/3rd (400,000) shares will not be registered and therefore will be subject to restrictions on resale under rule 144 of the Securities Act of 1933. In addition, on achieving certain regulatory and sales milestones, Targent is eligible to receive cash payments as well as up to an aggregate amount of 650,000 shares of the company’s common stock. Only 1/3rd of these shares will be registered for resale. The remaining 2/3rd shares will not be registered and therefore will be subject to restrictions on resale under rule 144. At Spectrum’s option, any amounts due in cash may be paid by issuing shares of the company’s common stock 1/3rd of which will also be registered. Additional financial details have not been disclosed.
     Certain rights to additional potential drug candidates in the oncology therapeutic area will also be acquired under the terms of the deal.
Spectrum to host a conference call on Wednesday, March 22, 2006 at 4:30 p.m. ET
     Spectrum will host a conference call on Wednesday, March 22, 2006 at 4:30 p.m. ET (1:30 p.m. PT) to discuss LFA and the acquisition.
     Dr. Rajesh C. Shrotriya, Chairman, President and Chief Executive Officer will host the call and Dr. Luigi Lenaz, Chief Scientific Officer, will also be available to answer questions during the Q&A period.
     The conference call will be available to interested parties through a live audio Internet broadcast at www.spectrumpharm.com. Following the live webcast, an archived version of the call will be available at the same URL.
About Spectrum Pharmaceuticals
     Spectrum Pharmaceuticals is a specialty pharmaceutical company engaged in the business of acquiring, developing and commercializing prescription drug products for the treatment of cancer and other unmet medical needs. By leveraging its operational flexibility and regulatory proficiency, and using the extensive research and development capabilities of its strategic alliance partners, Spectrum has built a diversified portfolio of proprietary and generic drug products in various stages of development and regulatory approval. For more information, please visit our website at www.spectrumpharm.com.
Forward-looking statements
     This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to our business and its future, the Company’s operational flexibility and regulatory proficiency, the extensive research and development capabilities of the Company’s strategic alliance partners, that LFA will be approved and launched in the US late next year, that the parties will close the transaction and Spectrum will acquire all of the oncology drug assets of Targent, the current annual market of LFA outside North America, that Spectrum will file a response to the CMC questions in approximately one year and have LFA available to patients in late 2007, that LFA is an improvement over the currently marketed product and an opportunity for Spectrum to launch its first proprietary drug, that Spectrum’s pipeline of several oncology drugs will provide greater visibility for Targent’s drugs within the medical community and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, that certain issues may arise such that either party is unable to satisfy its closing obligations, the possibility that price and other competitive pressures may make the marketing and sale of our generic drugs not commercially feasible, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited experience in establishing strategic alliances, our limited marketing experience, our limited experience with the generic drug industry, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
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